Exhibit 99.2

To Tender for Exchange

5.75% Fixed to Floating Rate Subordinated Notes due 2025

For

Outstanding 5.75% Fixed to Floating Rate Subordinated Notes due 2025

In Accordance with Prospectus Dated [•], 2015

The Exchange Offer Will Expire at 5:00 p.m., prevailing Eastern Time, on                           , 2015

[    ], 2015

To Our Clients:

Enclosed for your consideration is a Prospectus, dated [    ], 2015 (the “Prospectus”), and the Beneficial Ownership Exchange Form relating to the offer (the “Exchange Offer”) by ConnectOne Bancorp, Inc. (the “Company”) to the holders of record (“Record Holders”) of its Outstanding 5.75% Fixed to Floating Rate Subordinated Notes due 2025 (the “Old Notes”) as described in the Prospectus.

We are offering to exchange (the “Exchange”) registered 5.75% Subordinated Notes due 2025, which we refer to as the “New Notes,” for any and all of our outstanding unregistered Old Notes. We are offering to exchange the New Notes for the Old Notes to satisfy our obligations contained in the registration rights agreement that we entered into in connection with the issuance of the Old Notes (the “Registration Rights Agreement”). We will not receive any proceeds from the exchange offer, and issuance of the New Notes will not result in any increase in our outstanding debt.

The Exchange Offer will expire at 5:00 p.m., prevailing Eastern Time, on                                 , 2015, unless extended (the “Expiration Time”).

The materials enclosed are being forwarded to you as the beneficial owner of the Old Notes carried by us in your account but not registered in your name. An exchange of New Notes for the Old Notes may be made only by us as the record owner and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to exchange the New Notes for the Old Notes, which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus and the Registration Rights Agreement. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exchange the New Notes for the Old Notes.

Your instructions to us should be forwarded as promptly as possible in order to permit us to make an Exchange on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at the Expiration Time.

If you wish to have us, on your behalf, exercise your rights to Exchange New Notes for your existing Old Note, please so instruct us by completing, executing and returning to us the Beneficial Owner Exchange Form enclosed with this letter.

If you have any questions concerning the Rights Offering, please contact our Exchange Agent, US Bank, 21 South Street, Morristown, New Jersey 07960, (800) 368-5948.

Sincerely,

[Name of Nominee Holder]

BENEFICIAL OWNER Exchange FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to instructions regarding the exchange offer (the “Rights Offer”) by ConnectOne Bancorp, Inc. (the “Company”) to the holders of record of its Old Notes, described in the Company’s Prospectus dated [    ], 2015 (the “Prospectus”), whereby holders have the opportunity to exchange (the “Exchange”) New Notes for the existing Old Notes. The Exchange is described in detail in the Prospectus.

This will instruct you whether to Exchange New Notes for Old Notes held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus.

Box 1.	☐	Please DO NOT EXCHANGE NEW NOTES FOR OLD NOTES

Box 2.	☐	Please EXCHANGE NEW NOTES FOR OLD NOTES, as set forth below

Principal Amount of Old Notes	$___________

Account No.:                                                                                                          Type of Account:

SIGNATURE(S)
Please type or print names below:

Date: , 2015